23(d)(1)(c)(i)	Investment Advisory Agreement (Amendment) – Transamerica AEGON High Yield Bond dated 11-13-09

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TRANSAMERICA FUNDS
AMENDMENT TO MANAGEMENT AND INVESTMENT ADVISORY AGREEMENT
THIS AMENDMENT is made as of November 13, 2009 to the Management and Investment Advisory Agreement dated as of April 22, 1992, as amended (the “Agreement”), between Transamerica Funds and Transamerica Asset Management, Inc., on behalf of Transamerica High Yield Bond. In consideration of the mutual covenants contained herein, the parties agree as follows:
Fund Name Change. Any references to Transamerica High Yield Bond are revised to mean Transamerica AEGON High Yield Bond, in response to the name change of the Fund, effective November 13, 2009.
In all other respects, the Management and Investment Advisory Agreement dated as of April 22, 1992, as amended, is confirmed and remains in full force and effect.
The parties hereto have caused this amendment to be executed as of November 13, 2009.

TRANSAMERICA FUNDS

By:	/s/ Christopher A. Staples

Name:	Christopher A. Staples

Title:	Vice President

Date:	November 13, 2009

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Dennis P. Gallagher

Name:	Dennis P. Gallagher

Title:	Senior Vice President, General Counsel and Secretary

Date:	November 13, 2009

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